                                                                  EXHIBIT (a)(8)

     THIS ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SHARES (AS DEFINED BELOW. THE OFFER (AS DEFINED BELOW) IS MADE SOLELY BY THE OFFER TO PURCHASE, DATED NOVEMBER 6, 2001, AND THE RELATED LETTER OF TRANSMITTAL, AND ANY AMENDMENTS OR SUPPLEMENTS THERETO, AND IS BEING MADE TO ALL HOLDERS OF SHARES. THE OFFER, HOWEVER, IS NOT BEING MADE TO (NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF) HOLDERS OF SHARES IN ANY JURISDICTION IN WHICH THE OFFER OR ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES, BLUE SKY OR OTHER LAWS OF SUCH JURISDICTION. HOWEVER, THE OFFEROR (AS DEFINED BELOW) MAY, IN ITS DISCRETION, TAKE SUCH ACTION AS IT MAY DEEM NECESSARY TO MAKE THE OFFER IN ANY JURISDICTION AND EXTEND THE OFFER TO HOLDERS OF SHARES IN SUCH JURISDICTION. IN THOSE JURISDICTIONS WHERE THE SECURITIES, BLUE SKY OR OTHER LAWS REQUIRE THE OFFER TO BE MADE BY A LICENSED BROKER OR DEALER, THE OFFER SHALL BE DEEMED TO BE MADE ON BEHALF OF THE OFFEROR BY MORGAN STANLEY & CO. INCORPORATED OR ONE OR MORE REGISTERED BROKERS OR DEALERS LICENSED UNDER THE LAWS OF SUCH JURISDICTIONS.

                      NOTICE OF OFFER TO PURCHASE FOR CASH

                     All Outstanding Shares of Common Stock
                                       of

                                 Odwalla, Inc.
                                       at

                              $15.25 Net Per Share
                                       by

                             TCCC Acquisition Corp.
                          a wholly owned subsidiary of

                             The Coca-Cola Company

     TCCC Acquisition Corp., a California corporation (the "Offeror") and a wholly owned subsidiary of The Coca-Cola Company, a Delaware corporation ("TCCC"), is offering to purchase all of the outstanding shares of common stock, no par value per share ("Shares"), of Odwalla, Inc., a California corporation ("Odwalla"), at a purchase price of $15.25 per Share, net to the seller in cash less any required withholding taxes and without interest thereon (The "Offer Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated November 6, 2001 ("Offer to Purchase"), and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer").

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, SAN FRANCISCO
       TIME, ON THURSDAY, DECEMBER 6, 2001, UNLESS THE OFFER IS EXTENDED.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER SUCH NUMBER OF SHARES THAT WOULD CONSTITUTE AT LEAST NINETY AND ONE-TENTH PERCENT (90.1%) OF SHARES THAT ARE OUTSTANDING DETERMINED ON A FULLY DILUTED BASIS (INCLUDING FOR PURPOSES OF SUCH CALCULATION ALL SHARES THAT ARE ISSUABLE UPON EXERCISE OF VESTED OPTIONS AND OUTSTANDING WARRANTS BUT EXCLUDING SHARES THAT ARE ISSUABLE UPON THE EXERCISE OF OPTIONS AND WARRANTS THAT ARE CANCELLED PURSUANT TO THE MERGER AGREEMENT) (THE "MINIMUM CONDITION), (II) ANY WAITING PERIOD UNDER THE HSR ACT (AS DEFINED IN THE OFFER TO PURCHASE) APPLICABLE TO THE PURCHASE OF SHARES PURSUANT TO THE OFFER HAVING EXPIRED OR HAVING BEEN TERMINATED PRIOR TO THE EXPIRATION OF THE OFFER, AND (III) THE SATISFACTION OR WAIVER OF CERTAIN OTHER TERMS AND CONDITIONS.

     The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of October 29, 2001 (the "Merger Agreement"), among TCCC, the Offeror and Odwalla. The Merger Agreement provides that, among other things, after the purchase of Shares pursuant to the Offer and the satisfaction of the other conditions set forth in the Merger Agreement and in accordance with the relevant provisions of the California General Corporation Law, as amended (the "CGCL"), the Offeror will be merged with and into Odwalla (the "Merger"). Following consummation of the Merger, Odwalla will continue as the surviving corporation (the "Surviving Corporation") and will be a wholly owned subsidiary of TCCC. At the effective time of the Merger (the "Effective Time"), each Share that is issued and outstanding (other than Shares owned by TCCC, the Offeror, any other subsidiary of TCCC or the Offeror or Shares owned by Odwalla as treasury stock) will be converted into the right to receive from the Surviving Corporation $15.25 in cash or greater amount as may be paid in the Offer, less any required withholding taxes and without interest thereon. If, however, after consummation of the Offer, the Offeror owns less than 90% of the then outstanding Shares, a vote of Odwalla's shareholders will be required under Section 1101 of the CGCL to approve the Merger, and a significantly longer period of time will be required to effect the Merger.

     In connection with the Merger Agreement, the Offeror and TCCC entered into Tender Agreements each dated as of October 29, 2001 (the "Tender Agreements"), with certain shareholders (the "Tendering Shareholders"). Pursuant to the Tender Agreements, the Tendering Shareholders have agreed to tender the 6,280,594 Shares owned by them (the "Committed Shares") pursuant to the Offer. The Committed Shares represent approximately 57% of Shares that, as of October 25, 2001, were issued and outstanding on a fully diluted basis.

     THE BOARD OF DIRECTORS OF ODWALLA HAS ADOPTED THE MERGER AGREEMENT AND APPROVED THE OFFER AND THE MERGER, HAS DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, ODWALLA'S SHAREHOLDERS, AND RECOMMENDS THAT ODWALLA'S SHAREHOLDERS ACCEPT THE OFFER AND TENDER ALL THEIR SHARES PURSUANT TO THE OFFER.

     For purposes of the Offer, the Offeror will be deemed to have accepted for payment, and thereby purchased Shares validly tendered and not withdrawn, if and when the Offeror gives oral followed by written notice to EquiServe Trust Company, N.A. (the "Depositary"), of the Offeror's acceptance of such Shares for payment. In all cases, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which shall act as agent for tendering shareholders for the purpose of receiving payment from the Offeror and transmitting payment to the tendering shareholders. Payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase) pursuant to the procedures set forth in the Offer to Purchase, (ii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) and (iii) any other documents required by the Letter of Transmittal.

     If any of the conditions set forth in the Offer to Purchase that relate to the Offeror's obligations to purchase Shares are not satisfied by 12:00 Midnight, San Francisco Time, on December 6, 2001 (the "Expiration Date") (or any other time then set as the Expiration Date), the Offeror may, subject to the terms of the Merger Agreement, (i) terminate the Offer and return all tendered Shares to tendering shareholders,

(ii) waive such unsatisfied conditions and purchase all Shares validly tendered, or (iii) extend the Offer and, subject to the terms of the Offer (including the rights of shareholders to withdraw their shares), retain the shares which have been tendered, until the termination of the Offer, as extended.

     Under the terms of the Merger Agreement, the Offeror may not, without the consent of Odwalla, (i) reduce the number of Shares subject to the Offer, (ii) reduce the Offer Price, (iii) impose any other conditions to the Offer other than the conditions set forth in Annex I to the Merger Agreement (the "Offer Conditions") or modify the Offer Conditions (other than to waive any Offer Conditions to the extent permitted by the Merger Agreement) in a manner adverse to the holders of Shares, (iv) except as provided in the Merger Agreement, extend the Offer, (v) change the form of consideration payable in the Offer, or
(vi) amend any other term of the Offer in a manner adverse to the Odwalla shareholders. Notwithstanding the foregoing, the Offeror may, without the consent of Odwalla, (i) extend the Offer, if at the scheduled or extended expiration date of the Offer any of the Offer Conditions shall not be satisfied or waived, until such time as such conditions are satisfied or waived, subject in each case to any right of TCCC, the Offeror or Odwalla to terminate the Merger Agreement pursuant to the terms thereof or (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the Commission or the staff thereof applicable to the Offer. Further, if the Minimum Condition is not satisfied on any scheduled expiration date of the Offer, at the request of Odwalla, the Offeror shall, and TCCC shall cause the Offeror to take any of the actions set forth in clauses (x), (y), or (z) (provided that the Offeror shall have complete discretion concerning which action to take): (x) extend the Offer pursuant to the provisions of the Merger Agreement, (y) amend the Offer in contemplation of the exercise of the Option Agreement (as defined in the Offer to Purchase) (to the extent the Option Agreement is exercisable at such time) to reduce the Minimum Condition to that number of shares (the "Option Exercise Minimum Number") equal to the number of shares which, when combined with the number of shares issued upon exercise of the Option Agreement, equals 90.1% of Shares on a fully diluted basis (including for purposes of such calculation all Shares that are issuable upon exercise of vested options and outstanding warrants but excluding Shares that are issuable upon the exercise of options and warrants that are cancelled pursuant to the Merger Agreement) or (z) amend the Offer to provide that, if (i) the Minimum Condition is not satisfied at the next scheduled expiration date of the Offer (after giving effect to the issuance of any Shares theretofore acquired by TCCC or the Offeror) and (ii) the number of Shares tendered pursuant to the Offer and not withdrawn as of such next scheduled expiration date is more than 50% of the then outstanding Shares, the Offeror shall waive the Minimum Condition and amend the Offer to reduce the number of Shares subject to the Offer to 49.9% of Shares then outstanding (the "Revised Minimum Number") and, subject to the prior satisfaction or waiver of the other conditions of the Offer, purchase, on a pro rata basis, the Revised Minimum Number of shares (it being understood that the Offeror shall not in any event be required to accept for payment, or pay for, any Shares less than the Revised Minimum Number of Shares that are tendered pursuant to the Offer and not withdrawn at the expiration date).

     Subject to the limitations set forth in the Offer and the Merger Agreement, the Offeror reserves the right (but will not be obligated), at any time or from time to time in its sole discretion, to extend the period during which the Offer is open by giving oral followed by written notice of such extension to the Depositary and by making a public announcement of such extension. There can be no assurance that the Offeror will exercise its right to extend the Offer. Any extension of the period during which the Offer is open will be followed, as promptly as practicable, by public announcement thereof, such announcement to be issued not later than 9:00 a.m., New York Time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of a tendering shareholder to withdraw such shareholder's Shares.

     Except as otherwise provided in Section 4 of the Offer to Purchase, tenders of Shares made pursuant to the Offer are irrevocable, except that Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date, and, unless theretofore accepted for payment, may also be withdrawn at any time after January 5, 2002. For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder if different from the name of the person who tendered Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered for the account of an Eligible Institution (as defined in the Offer to Purchase), the signature on the notice of withdrawal must be Medallion guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in Section 3 of the Offer to Purchase, the notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with withdrawn Shares, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in this paragraph. All questions as to the form and validity (including time of receipt) of a notice of withdrawal will be determined by the Offeror, in its sole discretion, and its determination shall be final and binding on all parties.

     The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

     Odwalla has provided to the Offeror its list of shareholders and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase, the related Letter of Transmittal and other related materials are being mailed to record holders of Shares and will be mailed to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

     THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

     Any questions or requests for assistance may be directed to the Information Agent or the Dealer Manager as set forth below. Requests for copies of the Offer to Purchase and the related Letter of Transmittal and other tender offer materials may be directed to the Information Agent as set forth below, and copies will be furnished promptly at the Offeror's expense. No fees or commissions will be payable to brokers, dealers or other persons (other than the Dealer Manager and the Information Agent) for soliciting tenders of Shares pursuant to the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                       [INNISFREE M&A INCORPORATED LOGO]
                         501 Madison Avenue, 20th Floor
                            New York, New York 10022
                  Banks and Brokers Call Collect: 212-750-5833
                   All Others Call Toll-Free: 1-888-750-5834

                      THE DEALER MANAGER FOR THE OFFER IS:

                             [MORGAN STANLEY LOGO]
                       MORGAN STANLEY & CO. INCORPORATED
                                 1585 Broadway
                            New York, New York 10036
                                 (212) 761-3539